Exhibit 5.1

Dale E. Short — (310) 789-1259 — dshort@troygould.com	File No. 01855-0001

December 23, 2013

CytRx Corporation

11726 San Vicente Boulevard

Suite 650

Los Angeles, California 90049

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CytRx Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus included in the Registration Statement (the “Prospectus”). The Registration Statement relates to the offer and sale by the selling security holder named therein of up to 85,714 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon the exercise of an outstanding January 2012 warrant of the Company (the “January 2012 Warrant”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s amended and restated certificate of incorporation, the Company’s restated by-laws, resolutions of the Board of Directors of the Company relating to the Registration Statement, the January 2012 Warrant and related matters, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and applicable reported judicial decisions interpreting the Delaware General Corporation Law. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Warrant Shares.

Based upon and subject to the foregoing and the additional qualifications and limitations set forth below, we are of the opinion that the Warrant Shares issued upon exercise of the August 2011 Warrants, when issued and sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.

CytRx Corporation

December 23, 2013

This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC